Exhibit 5.1

April 29, 2022

Liberty Energy Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Liberty Energy Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-3 (the “Registration Statement”) by the Company relating to shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be issued and sold from time to time pursuant to Rule 415 under the Act for an indeterminate amount of Common Stock.

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws, each as amended to date (together, the “Charter Documents”); (ii) that certain unanimous written consent of the Board of Directors of the Company dated April 25, 2022, related to the filing of the Registration Statement, the authorization and issuance of the Common Stock and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the base prospectus for the offer and sale of the Common Stock (as the same may be amended or supplemented, the “Prospectus”); (v) the specimen Common Stock certificate of the Company; and (vi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) no stop order of the Commission preventing or suspending the use of the Prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iii) a prospectus supplement will have been prepared and filed with the Commission properly describing the Common Stock offered thereby and will have been delivered to the purchaser(s) of the Common Stock as required in accordance with applicable law; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

With respect to shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by the General Corporation Law of the State of Delaware and the Charter Documents, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Company Board”) has taken all necessary corporate action to approve the issuance thereof and the terms of the offering of shares

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Liberty Energy Inc.

April 29, 2022

of Common Stock and related matters, and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the provisions of the Charter Documents and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Company Board and upon payment of the consideration therefor (which shall not be less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be validly issued, fully paid and non-assessable. The opinion set forth above is subject to the following qualifications, limitations and exceptions: In rendering the opinion, we have assumed that, at the time of the sale of the Common Stock, (i) the resolutions of the Company Board, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded and (ii) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Common Stock.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinion herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Haynes and Boone, LLP